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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: GLOBAL HIGH YIELD FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

                     800 Scudders Mill Road
                     Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2000

Name and Address of Agent for Service of Process:

                     Patrick D. Sweeney
                     800 Scudders Mill Road
                     Plainsboro, New Jersey  08536

                     Mailing Address:
                     P.O. Box 9011
                     Princeton, New Jersey 08543-9011

Check Appropriate Box:

                     Registrant is filing a Registration Statement pursuant to
      Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES [X]                    NO [ ]

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 20th day of April, 1998.


Signature:

                          GLOBAL HIGH YIELD FUND, INC.


                          By:  /s/ PATRICK D. SWEENEY
                             ---------------------------------------------
                                Patrick D. Sweeney, Director and President



Attest:


By:  /s/ GEORGE PELOSE
   --------------------------------------------
     George Pelose, Director and Treasurer